Exhibit 10.18

RETAILVOLTS

Gatewatch.AI detects the signal. RetailVolts deploys the campaign.

Fusemachines Inc. Marketing Services Agreement

Client	Effective Date	Replaces
Fusemachines Inc. (NASDAQ: FUSE)	September 21, 2026	Agreement dated July 1, 2026

OVERVIEW AND GOALS

Dear Dr. Sameer,

This Agreement formalizes a renewed retail investor intelligence and engagement partnership between Retail Volts Inc. and Fusemachines Inc. (NASDAQ: FUSE), pairing always on sentiment monitoring through Gatewatch.AI with full service execution through RetailVolts Media Agency. It supersedes the prior agreement dated July 1, 2026.

This engagement remains ongoing, as before, delivered in successive Service Blocks rather than fixed calendar months. In recognition of Fusemachines’ continued partnership, the Partnership Investment for each Service Block is 30,000 shares of Fusemachines common stock , payable in advance of that Service Block’s execution. This aligns Retail Volts’ incentives directly with Fusemachines’ share performance and retail investor volume growth. Vesting terms and any transfer restrictions applicable to shares issued will be finalized and mutually agreed before any such shares are issued.

The focus of this next phase is volume: converting Fusemachines’ Nasdaq listed, debt free, agentic AI story into sustained, active retail investor participation and trading volume in $FUSE.

We are excited to continue this partnership and look forward to your signature below.

Sincerely,

Mo Abdi

Chief Executive Officer, Retail Volts Inc.

Private & Confidential | Page 1 of 5

RetailVolts – Fusemachines Marketing Services Agreement

WHAT’S INCLUDED

Two Integrated Workstreams, One Ongoing Partnership

This renewed engagement combines always on intelligence with full service execution. Both workstreams run concurrently and inform one another: Gatewatch.AI surfaces what retail investors are saying about $FUSE in real time, and RetailVolts Media Agency acts on it to drive engagement and volume.

1. Gatewatch.AI Sentiment Portal Access

●	Continuous cross platform monitoring of $FUSE sentiment across Reddit, X, Stocktwits, and Discord

●	Real time dashboard tracking chatter volume, bull and bear narrative mix, and community growth

●	Automated alerts on sentiment shifts, emerging narratives, and coordinated negative activity

●	Sentiment report summarizing key narrative drivers and recommended responses, delivered each Service Block

2. RetailVolts Media Agency

●	Ongoing management and growth of the official Fusemachines investor subreddit, including daily moderation, investor Q&A, and community engagement

●	Omnichannel content production and posting across Reddit, X, Stocktwits, and Discord

●	Flagship AMA production with Dr. Sameer Maskey, plus short form clip production and amplification following each session

●	Recurring, institutional grade Due Diligence Reports distributed across r/SPACs, Reddit, X, and Discord

●	Retail Volts Analyst interviews featuring in depth Fusemachines coverage, amplified on X and Reddit

This combined Gatewatch.AI plus RetailVolts Media Agency structure mirrors the model RetailVolts has proposed to VEON Ltd and other SPAC and post de-SPAC clients in our portfolio, and reflects our standard offering for companies focused on converting awareness into sustained retail investor volume.

COST STRUCTURE

The outline below details the Partnership Investment per Service Block under this renewed Agreement. Setup fee remains waived in recognition of Dr. Sameer Maskey’s ongoing relationship with the Retail Volts team.

Partnership Investment per Service Block: Fusemachines Inc. (NASDAQ: FUSE)	Value

Gatewatch.AI Sentiment Portal Access (continuous Reddit / X / Stocktwits / Discord monitoring, dashboard, alerts, sentiment report per Service Block)	Included

RetailVolts Media Agency (subreddit management, omnichannel content, AMA production, Due Diligence Reports, Retail Volts Analyst interviews)	Included

Total Investment per Service Block	30,000 shares of Fusemachines common stock / Service Block

Service Block (each successive one month cycle of the Services described above) payable in 30,000 shares of Fusemachines Inc. common stock. Retail Volts has the right to withhold commencement of the Services until payment, in the form of cash, shares, or a combination thereof, has been delivered to Retail Volts . No separate setup fee, waived as before in recognition of Dr. Sameer Maskey’s ongoing relationship with the Retail Volts team. Cancellable with 30 days written notice, consistent with the terms of the prior agreement. Issuing / billing entity: Fulcrum New Amsterdam LLC DBA Retail Volts Inc.

Private & Confidential | Page 2 of 5

RetailVolts – Fusemachines Marketing Services Agreement

OPERATIONAL AGREEMENT

This Marketing Services Agreement (“Agreement”) is made and entered into as of September 21, 2026 (“Effective Date”), by and between Fulcrum New Amsterdam LLC (DBA Retail Volts Inc.), a Wyoming limited liability company (“Retail Volts”), and Fusemachines Inc. (“Company”). This Agreement supersedes and restates the Marketing Services Agreement between the parties dated July 1, 2026:

Engagement: Company hereby engages Retail Volts as its retail investor communications and marketing partner (the “Campaign”) with the objective of generating structured, compliant retail investor awareness, engagement, and trading volume for Fusemachines Inc. (“Fusemachines”) across Reddit, X, Stocktwits, Discord, and any other means permissible by law, together with access to the Gatewatch.AI sentiment monitoring portal and full RetailVolts Media Agency execution (the “Services”). The Services are delivered in successive, discrete units of work, each comprising one full cycle of the deliverables described in the What’s Included section of this Agreement (each, a “Service Block”).

Purchase Order: Pursuant to this Agreement, the Company hereby places a purchase order for four (4) Service Blocks (each, a “Unit”) under this Agreement, for an aggregate Partnership fee of 120,000 shares of Fusemachines Inc. common stock (30,000 shares per Unit). Payment for each Unit shall be made in accordance with the Fees section below, in shares of Fusemachines Inc. common stock (30,000 shares per Unit).

Fees: Each invoice for a Service Block shall be payable in 30,000 shares of Fusemachines Inc. common stock. The payment corresponding to a given Service Block, whether in cash, shares, or a combination thereof, must be delivered by the Company and confirmed received by Retail Volts ; Retail Volts shall have no obligation to begin or continue Services for any Service Block until the corresponding payment has been received. If the Company elects to pay any portion of the Partnership Investment in shares, the vesting schedule and any transfer restrictions applicable to such shares will be set forth in a separate equity compensation agreement to be negotiated and executed by both parties prior to the issuance of any such shares. Retail Volts reserves the right to suspend Services if any applicable equity compensation agreement is not executed or any payment (cash or shares) falls into arrears.

Securities Matters: Any shares of Fusemachines Inc. common stock issued to Retail Volts under this Agreement will be duly authorized, validly issued, fully paid, and non-assessable when issued, and will be issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. Retail Volts represents that any shares received hereunder will be acquired for its own account, for investment purposes, and not with a view to any distribution thereof, and that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (“Regulation D”) or is otherwise eligible to receive shares in a transaction exempt from registration under the Securities Act, and Retail Volts shall provide the Company with such representations, questionnaires, or other documentation as the Company may reasonably request to substantiate the availability of such exemption. Shares issued hereunder will bear a customary restrictive legend referencing applicable transfer restrictions under the Securities Act and this Agreement, and the Company has no obligation to register any shares issued hereunder under the Securities Act or any state securities laws. The Company represents that it has taken, or will take prior to any issuance of shares hereunder, all corporate action necessary to authorize such issuance, including any approval required under applicable Nasdaq listing rules or the Company’s organizational documents. Retail Volts is solely responsible for any tax liability arising from its receipt of cash or shares under this Agreement, and the Company may issue applicable tax reporting forms reflecting the fair market value of any shares issued.

Private & Confidential | Page 3 of 5

RetailVolts – Fusemachines Marketing Services Agreement

Term: This Agreement commences on the Effective Date and continues on a rolling, Service Block by Service Block basis, consistent with the terms of the parties’ prior agreement, until terminated by either party as set out below. Each Service Block begins only upon Retail Volts’ confirmation that the payment described in Fees for that Service Block, whether in cash, shares, or a combination thereof, has been received.

Termination: Either party may terminate this Agreement at any time by delivering written notice of termination to the other party no less than thirty (30) days prior to the effective date of such termination. Termination will not affect any Service Block for which payment, whether in cash, shares, or a combination thereof, has already been delivered and Services have already commenced.

Effect of Termination: Upon termination, Retail Volts will cease all Services as of the effective termination date, other than completion of any Service Block already commenced. Payment delivered for any Service Block already commenced, whether in cash, shares, or a combination thereof, is non-refundable, regardless of whether that Service Block’s Services are fully rendered as of the termination date. Any deliverables completed prior to the termination date will be provided to the Company.

Independent Contractor: The parties agree that Retail Volts will perform the Services as an independent contractor of the Company (not an employee). The Company acknowledges that Retail Volts may engage third party suppliers and subcontractors from time to time, and Retail Volts shall supervise such Services but shall not be responsible for their failure, acts, or omissions except where due to Retail Volts’ negligence or willful misconduct.

Company Responsibilities: The Company agrees to be responsive to Retail Volts’ inquiries, emails, and requests for approvals in a timely manner, and to cooperate in good faith on any equity compensation agreement referenced above.

Confidential Information: The Company agrees to hold Retail Volts’ proprietary or confidential information, including Gatewatch.AI methodology, in strict confidence.

Representations and Warranties: Retail Volts represents and warrants that the Services will be performed in a professional manner. The Services are otherwise provided on an “as is” and “as available” basis, and Retail Volts disclaims all other warranties, express and implied, including merchantability and fitness for a particular purpose.

Indemnification: The Company shall indemnify, defend, and hold harmless Retail Volts and its affiliates from any third party claim arising out of advertising, branding, research, or other materials Retail Volts prepared for the Company, including claims arising from inaccurate information supplied by the Company. Retail Volts shall indemnify, defend, and hold harmless the Company from any third party claim arising from Retail Volts’ breach of this Agreement.

Limitation of Liability: Excluding indemnification obligations or breach of confidentiality, neither party shall be liable to the other for lost profits or indirect, incidental, special, consequential, exemplary, or punitive damages, nor shall Retail Volts’ aggregate liability exceed the aggregate amount paid or issued to Retail Volts, whether in cash, the value of shares, or a combination thereof, in the three (3) months preceding the claim.

Governing Law, Jurisdiction, and Venue: This Agreement is governed by the internal laws of the State of Wyoming, without regard to conflict of laws principles. Exclusive jurisdiction and venue for any claims shall be in the state and federal courts located in Cheyenne, Wyoming, and the parties agree to submit to arbitration under JAMS rules.

Waiver: The failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision or any other.

Severability: If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

Force Majeure: Neither party shall be liable for delay or failure in performance caused by circumstances beyond its reasonable control, including acts of God, war, or civil unrest.

Survival: Provisions intended to survive shall survive the expiration or termination of this Agreement.

Entire Agreement: This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, supersedes the prior agreement dated July 1, 2026, and may not be modified except in writing signed by both parties.

Private & Confidential | Page 4 of 5

RetailVolts – Fusemachines Marketing Services Agreement

SIGNATURES

By signing below, the parties agree to all terms and conditions set forth in this Agreement.

Retail Volts Inc.	Fusemachines Inc.

/s/ Mo Abdi	/s/ Sameer Maskey
Mo Abdi, CEO, Retail Volts Inc.	Dr. Sameer Maskey, Authorized Signatory
Date: 09/19/2026	Date: 09/21/2026

This Agreement supersedes and replaces the Fusemachines Marketing Services Agreement dated July 1, 2026. All services continue to be provided exclusively by Fulcrum New Amsterdam LLC DBA Retail Volts Inc.

Private & Confidential | Page 5 of 5